Exhibit 10.2

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this “Agreement”) is made and entered into as of May 20, 2026 (the “Effective Date”), by and among (a) American Hospitality Properties REIT II, Inc., a Delaware corporation (the “Recipient”), and (b) American Hospitality Properties REIT, Inc., a Delaware corporation (“REIT I”).

WHEREAS, the Recipient seeks the services of REIT I in providing, and REIT I wishes to provide, certain general administrative, management and operations services relating to the affairs of the Recipient and its respective subsidiaries; and

WHEREAS, the Recipient and REIT I wish to enter into this Agreement in order to govern the terms and conditions of the provision of such general administrative, management and operations services.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Recipient and REIT I agree as follows:

1. Retention and Duties.

(a) The Recipient hereby retains REIT I, and REIT I hereby agrees, subject at all times to the further terms and conditions set forth in this Agreement and to the supervision of the Board of Directors of the Recipient (the “Board”), to provide the Recipient and its subsidiaries, to the extent requested by the Recipient and consented to by REIT I, with general administrative, management and operations services and other similar services (the “Services”) during the Term (as defined below). REIT I agrees that it shall provide the Services as may be reasonably requested from time to time by the Recipient in its individual capacity or for and on behalf of any of its subsidiaries and shall do so in a commercially reasonable manner and in accordance with applicable law and any applicable budgets, policies or procedures of the Recipient or any of its applicable affiliates that are applicable to the Services being provided. REIT I may contract with other persons or entities to provide any such Services; provided, that contracting with other persons or entities to provide any such Services shall not relieve REIT I of its obligations under this Agreement.

(b) Without limiting the foregoing, while this Agreement is in effect, REIT I will make available to the Recipient the services of a President, along with appropriate support personnel as necessary, to provide the management services to be provided by REIT I to the Recipient hereunder, with such individual devoting such amount of his or her time to the management of the Recipient as is reasonably necessary and appropriate for the proper performance of all of REIT I’s duties hereunder, commensurate with the level of activity of the Recipient from time to time. Officers, employees and agents of REIT I and its affiliates may serve as directors, officers, employees, agents, nominees or signatories for the Recipient or any of its subsidiaries, to the extent permitted by their governing documents, by any resolutions duly adopted by the Board. When executing documents or otherwise acting in such capacities for the Recipient or any of its subsidiaries, such personnel of REIT I shall indicate in what capacity they are executing on behalf of the Recipient or any of its subsidiaries. For the avoidance of doubt, any individual made available by REIT I pursuant to this Section 1(b) shall at all times remain an employee of REIT I and nothing in this Agreement shall be construed to create an employment relationship between any such individual and the Recipient.

2. Term. This Agreement shall be effective as of the Effective Date and shall continue in operation, unless terminated in accordance with the terms hereof, until the third anniversary of the Effective Date (the “Initial Term”). After the Initial Term, this Agreement shall be deemed renewed automatically each year for an additional one-year period. The period from and including the Effective Date through the termination of this Agreement shall be referred to herein as the “Term.”

3. Compensation. As full consideration for REIT I’s agreement to provide, and its provision of, the Services, the Recipient shall, or shall cause any of its subsidiaries to, pay to REIT I, monthly in arrears, an amount equal to all direct or indirect expenses attributable to the Recipient or its subsidiaries, as applicable, incurred by REIT I in connection with the performance by it of the Services, including, without limitation, (a) the allocable portion of the compensation and benefits of employees of REIT I utilized by REIT I in providing the Services (the “Management Employees”) (including, without limitation, (i) salary, wages, overtime pay and other cash compensation and any payroll and other taxes associated therewith, (ii) benefit plan administration costs or any employer contributions relating to the same, (iii) cash or premiums paid or expenses incurred with respect to any leave, (iv) medical, dental and prescription drug coverage or other insurance, (v) workers’ compensation insurance premiums and associated costs, and (vi) employee reimbursement for out-of-pocket business expenses incurred in connection with performing the Services), (b) the cost of other individual service providers engaged by REIT I in providing the Services and (c) the allocable portion of office rent and expenses incurred in connection with providing the Services (collectively, the “Expenses”).

4. No Joint Venture. The Recipient and REIT I are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them. The Recipient and REIT I further agree that no employment relationship exists or is intended to exist between the Recipient and any Management Employee and nothing in this Agreement shall be construed to create such relationship. REIT I shall indemnify and hold harmless the Recipient and its directors, officers, employees and agents from and against any and all claims, losses, liabilities, damages, costs and expenses arising out of (i) any claim by any Management Employee or governmental authority that the Recipient is an employer, co-employer or joint employer of any Management Employee, (ii) REIT I’s employment, supervision, direction or termination of any Management Employee or (iii) any violation of applicable employment laws by REIT I with respect to any Management Employee.

5. REIT I Personnel. Subject to REIT I’s right to be reimbursed the Expenses related to the Management Employees in accordance with Section 3, REIT I shall be solely responsible for and shall pay all costs and expenses in connection with the employment of, or the termination of the employment of, the Management Employees (including all salaries, wages, overtime pay, bonuses, other cash compensation, severance pay, employee benefits and overhead and administrative expenses, and, to the extent applicable, social security and other payroll taxes, workers’ compensation insurance premiums and other applicable expenses). REIT I shall have the sole right to determine the terms and conditions on which it employs the Management Employees, including with respect to compensation and benefits. REIT I shall maintain workers’ compensation insurance coverage applicable to each Management Employee during such period of time as the Management Employee is providing Services. REIT I shall retain exclusive authority over the Management Employees with respect to all terms and conditions of their employment. The Recipient shall have no authority to hire or terminate the employment of any Management Employee and shall not exercise any control or direction over the manner or means by which any Management Employee performs his or her work. The parties acknowledge and agree that the Recipient is not, and shall not be deemed to be, the employer, co-employer, joint employer or special employer of any Management Employee for any purpose or under any applicable federal, state or local law or regulation.

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6. Termination.

(a) Either party may terminate this Agreement, without cause, by providing the other party with at least one hundred eighty (180) days’ prior written notice (such period from and after the delivery of written notice pursuant to this Section 6(a) until the effectiveness of the termination of this Agreement, the “Notice Period”). During the Notice Period, (i) the parties shall continue to perform their respective obligations under this Agreement, (ii) REIT I shall reasonably cooperate with the Recipient to effect an orderly transition of the Services, and (iii) the Recipient may terminate this Agreement pursuant to Section 6(b).

(b) The Recipient may terminate this Agreement, effective immediately upon written notice to REIT I, upon the occurrence of any of the following, each a “Cause Event”: (i) a final judgment by any court or governmental body of competent jurisdiction that REIT I, any of its agents or any of its assignees has committed a felony or a violation of applicable securities laws that has a material adverse effect on the business of the Recipient or the ability of REIT I to perform its duties under the terms of this Agreement, (ii) an order for relief in an involuntary bankruptcy case relating to REIT I or REIT I authorizing or filing a voluntary bankruptcy petition, (iii) the dissolution of REIT I, or (iv) a determination that REIT I has committed fraud against the Recipient, misappropriated or embezzled funds of the Recipient, or has acted, or failed to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under this Agreement; provided, however, that if any of the actions or omissions described in this clause (iv) are caused by an employee and/or officer of REIT I or one of its affiliates and REIT I takes all necessary action against such person and cures the damage caused by such actions or omissions within thirty (30) days of such determination, then such event shall not constitute a Cause Event.

(c) REIT I may terminate this Agreement effective upon sixty (60) days’ prior written notice of termination to the Recipient in the event that the Recipient shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of thirty (30) days after written notice thereof specifying such default and requesting that the same be remedied in such thirty (30) day period; provided that, during the remaining Term: (i) REIT I shall continue to perform its obligations under this Agreement, (ii) REIT I shall reasonably cooperate with the Recipient to effect an orderly transition of the Services, and (iii) the Recipient may terminate this Agreement pursuant to Section 6(b).

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(d) REIT I may terminate this Agreement if the Recipient becomes required to register as an investment company under the Investment Company Act of 1940, as amended, with such termination deemed to occur immediately before such event.

7. Actions Upon Termination.

(a) Upon termination of this Agreement pursuant to Section 6, all rights and obligations of the parties under this Agreement shall terminate; provided, however, that (i) such termination shall have no effect on the obligations of the Recipient to pay any accrued and unpaid Expenses prior to such termination in accordance with Section 3 and (ii) the provisions of Section 4 and this Section 7 and such other provisions herein necessary to interpret and enforce such Sections shall survive the termination of this Agreement.

(b) Upon the expiration of the Term and at any other time upon request of the Recipient, REIT I shall promptly surrender and deliver to the Recipient all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to the businesses or operations of the Recipient and any other Recipient property in the possession, custody or control of REIT I or its affiliates, and REIT I and its affiliates shall not retain any such documents or other materials or property of the Recipient.

(c) REIT I shall cooperate, at the Recipient’s expense, with the Recipient in executing an orderly transition of the management of the Recipient to a new manager.

8. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OR PRINCIPLES THAT MIGHT REFER SUCH CONSTRUCTION TO THE LAWS OF ANOTHER JURISDICTION. EACH PARTY SPECIFICALLY WAIVES APPLICATION OF ANY AND ALL CONFLICTS OF LAW PRINCIPLES.

9. Assignment. This Agreement and all provisions contained in this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party without the prior written consent of the other party.

10. Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties to this Agreement with respect to its subject matter and supersedes any and all prior agreements with respect to such subject matter, and neither it nor any part of it may in any way be altered, amended, extended, waived, discharged or terminated except by a written agreement signed by each of the parties hereto.

11. Waivers. Any party to this Agreement may, by written notice to the other party, waive any provision of this Agreement. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

12. Severability. If any provision of this Agreement (or part thereof) is held to be illegal, invalid or unenforceable under present or future laws effective during the Term of this Agreement, such provision (or part thereof) shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision (or part thereof) had never comprised a part of this Agreement; and the remaining provisions of this Agreement (and parts thereof) shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision (or part thereof) or by its severance from this Agreement; provided, that if any such provision (or part thereof) may be made enforceable by limitation thereof, then such provision (or part thereof) shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law. Furthermore, in lieu of (and to the extent of) each such illegal, invalid or unenforceable provision (or part thereof), there shall be added automatically as a part of this Agreement a provision (or part thereof) as similar in terms to such illegal, invalid or unenforceable provision (or part thereof) as may be possible and be legal, valid and enforceable.

13. Counterparts. This Agreement may be executed in counterparts (including facsimile or portable document format (PDF) counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or electronic mail shall have the same effect as physical delivery of the paper document bearing the original signature.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date.

RECIPIENT:

AMERICAN HOSPITALITY PROPERTIES REIT II, INC.

By:	/s/ Mary Pfeifer
Name:	Mary Pfeifer
Title:	Director

REIT I:

AMERICAN HOSPITALITY PROPERTIES REIT, INC.

By:	/s/ Joesph Reardon
Name:	Joesph Reardon
Title:	President

Signature Page to

Services Agreement